Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-211062-03

May 10, 2017

NSTAR Electric Company
doing business as Eversource Energy

Pricing Term Sheet

Issuer:	NSTAR Electric Company doing business as Eversource Energy
Ratings*:	A2 (Moody’s); A (S&P); A+ (Fitch)
Trade Date:	May 10, 2017
Settlement Date:	May 15, 2017 (T+3)
Security:	$350,000,000 3.20% Debentures due 2027
Maturity Date:	May 15, 2027
Interest Payment Dates:	May 15 and November 15, commencing November 15, 2017
Principal Amount:	$350,000,000
Coupon:	3.20%
Benchmark Treasury:	2.250% due February 15, 2027
Benchmark Treasury Price / Yield:	98-20 / 2.409%
Spread to Benchmark Treasury:	80 basis points
Yield to Maturity:	3.209%
Price to Public:	99.924%
Optional Redemption Provisions:	Make-whole call at any time prior to February 15, 2027 at a discount rate of Treasury plus 15 basis points On or after February 15, 2027, at par
CUSIP / ISIN:	67021C AM9 / US67021CAM91
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
Senior Co-Manager:	KeyBanc Capital Markets Inc.
Co-Manager:	The Williams Capital Group, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322; MUFG Securities Americas Inc., Inc. toll-free at (877) 649-6848; or RBC Capital Markets, LLC toll-free at (866) 375-6829.